Exhibit 99.1

NewsRelease	Apco

Nasdaq: APAGF	Argentina

Date:	November 7, 2005

Contact:	Thomas Bueno (investor relations)	Julie Gentz (media relations)
	Apco	Williams
	(918) 573-2164	(918) 573-3053
	tom.bueno@williams.com	julie.gentz@williams.com
Apco Argentina Reports Third Quarter 2005 Results
     TULSA, Okla. — Apco Argentina Inc. (NASDAQ: APAGF) today announced that for the three and nine-month periods ended September 30, 2005, it generated unaudited net income of $8.6 million and $20.8 million, respectively. This compares with net income of $3.2 million and $11 million for the comparable periods in 2004.
     For the three-month period, the $5.4 million improvement in net income is due primarily to increases in operating revenues and equity income from Argentine investments.
     “Apco’s net income amounts represent the highest quarterly and nine month period incomes ever reported by the company,” said Ralph Hill, chairman of Apco. “The company’s solid income performance and that of its equity investee are primarily due to increased oil prices and our success increasing production levels in this favorable price environment.”
     Operating revenues improved by $4.4 million. Of this improvement, $2.9 million was due to increased oil and gas sales prices and higher volumes for oil, gas and liquefied petroleum gas (LPG) products. The balance of $1.5 million is attributable to non-recurring charges recorded during the third quarter of 2004 associated with hedging activities and the write-off of the receivable associated with the price stabilization agreement between Argentine refiners and producers. During the third quarter 2005, oil and gas prices averaged $39.62 per barrel and $1.17 per thousand cubic feet (mcf), respectively, compared with $32.24 per barrel and $.75 per mcf, respectively, for the comparable period in 2004. Oil, gas and LPG sales volumes accounted for $986 thousand, or 34 percent, of the $2.9 million increase in operating revenues.
     Equity income from Argentine investments increased by $3 million due primarily to similar favorable sale price and product volume variations experienced by Petrolera Entre Lomas S.A. (Petrolera), the company’s equity investee.
     The above described favorable variances were partially offset by increases of $456 thousand in provincial production taxes and $1.4 million in Argentine income taxes that resulted from the improvements in operating revenues and pre-tax income during the third quarter 2005.
     For the nine-month periods, the $9.8 million improvement in net income is also due primarily to increases in operating revenues and equity income from Argentine investments.

     Operating revenues improved by $8.6 million. Of this improvement, $7.1 million is due to increased oil, gas and LPG sales prices and higher volumes for all three products. The balance of $1.5 million is attributable to the same non-recurring charges that impacted third quarter 2004 results.
     In 2005, oil, gas and plant product prices averaged $36.93 per barrel, $1.05 per mcf, and $361.03 per metric ton, respectively, compared with $30.85 per barrel, $.68 per mcf, and $318.56 per metric ton, respectively, for the comparable period in 2004. Oil, gas and LPG sales volumes accounted for $2.2 million, or 31 percent, of the $7.1 million increase in operating revenues.
     Equity income from Argentine investments increased by $4.7 million due primarily to similar favorable sales price and product volume variations experienced by Petrolera, the company’s equity investee.
     During the current nine months, exploration expense decreased by $1.6 million due to decreased exploration activity through the third quarter of 2005.
     The above described favorable variances were partially offset by increases of $549 thousand in operating expenses, $906 thousand in provincial production taxes, $2.7 million in Argentine income taxes and $670 thousand in other expenses. The increases in provincial production taxes and Argentine income taxes resulted from improvements in operating revenues and pre-tax income through the third quarter of 2005.
About Apco (NASDAQ:APAGF)
     Apco is an oil and gas exploration company with interests in six oil and gas concessions and one exploration permit in Argentina. Its principal business is a 52.85 percent participation in a joint venture engaged in the exploration, production and development of oil and gas in the Entre Lomas concession located in the provinces of Rio Negro and Neuquen in southwest Argentina.
###
Portions of this document may constitute “forward-looking statements” as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company’s annual reports filed with the Securities and Exchange Commission.

Apco Argentina, Inc.
Summary of Earnings
(Dollars in Thousands, Except Per Share Amounts)

Three months ended September 30,	2005	2004
Total Revenues	$11,267	$6,845
Net income	$8,597	$3,217
Per share	$1.17	$0.44

Nine months ended September 30,	2005	2004
Total Revenues	$30,128	$21,515
Net income	$20,827	$11,002
Per share	$2.83	$1.49